As filed with the Securities and Exchange Commission on September 9, 2016

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIVO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	61-1793262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Circle Star Way

San Carlos, California 94070

(Address of Principal Executive Offices)

ROVI CORPORATION 2000 EQUITY INCENTIVE PLAN

ROVI CORPORATION AMENDED 2008 EQUITY INCENTIVE PLAN

ROVI CORPORATION AMENDED 2008 EMPLOYEE STOCK PURCHASE PLAN

TIVO INC. AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

TIVO INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE AWARD PLAN (NOW NAMED THE “TIVO CORPORATION TITAN EQUITY INCENTIVE AWARD PLAN”)

(Full Title of the Plans)

Thomas Carson

Chief Executive Officer and President

TiVo Corporation

2 Circle Star Way

San Carlos, California 94070

(Name and Address of Agent For Service)

(408) 562-8400

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jon E. Gavenman, Esq.

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Rovi Corporation 2000 Equity Incentive Plan
In respect of assumed stock options: Common Stock, $0.001 par value per share	1,167,132	$33.34(2)	$38,912,180.88	$3,918.46
Rovi Corporation Amended 2008 Equity Incentive Plan
In respect of assumed stock options: Common Stock, $0.001 par value per share	2,053,531	$28.86(2)	$59,264,904.66	$5,967.98
In respect of assumed restricted stock units: Common Stock, $0.001 par value per share	2,540,026	$22.09(3)	$56,109,174.34	$5,650.19
In respect of available share reserve: Common Stock, $0.001 par value per share	12,562,671	$22.09(4)	$277,509,402.39	$27,945.20
Rovi Corporation Amended 2008 Employee Stock Purchase Plan
In respect of available share reserve: Common Stock, $0.001 par value per share	7,257,083	$18.98(5)	$137,739,435.34	$13,870.36
TiVo Inc. Amended and Restated 1999 Equity Incentive Plan
In respect of assumed stock options: Common Stock, $0.001 par value per share	270,534	$14.21(2)	$3,844,288.14	$387.12
TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan(6)(7)
In respect of available share reserve: Common Stock, $0.001 par value per share	3,686,690	$22.09(4)	$81,438,982.10	$8,200.91
In respect of assumed stock options: Common Stock, $0.001 par value per share	603,650	$17.15(2)	$10,352,597.50	$1,042.51
In respect of assumed restricted stock units: Common Stock, $0.001 par value per share	249,849	$22.09(3)	$5,519,164.41	$555.78
In respect of assumed stock options potentially recycled from the TiVo Inc. Amended and Restated 1999 Equity Incentive Plan: Common Stock, $0.001 par value per share	270,534	$14.21(2)	$3,844,288.14	$387.12
TOTAL	30,661,700		$674,534,417.90	$67,925.62

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Rovi Corporation 2000 Equity Incentive Plan, Rovi Corporation Amended 2008 Equity Incentive Plan, Rovi Corporation 2008 Amended Employee Stock Purchase Plan, TiVo Inc. Amended and Restated 1999 Equity Incentive Plan and TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) in the case of outstanding options under the applicable plan. The Registrant has assumed the shares of Common Stock outstanding under options issued and assumed under the listed plan pursuant to the Merger Agreement (as defined below).
(3)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 8, 2016. The Registrant has assumed the restricted stock unit awards issued under the applicable plan pursuant to the Merger Agreement.
(4)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 8, 2016. The Registrant has assumed the shares of Common Stock available for issuance under the listed plan pursuant to the Merger Agreement.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon 85% of the average of the high and low sales prices of Rovi Corporation’s Common Stock on September 7, 2016, as reported on the Nasdaq Global Select Market. Under the terms of the Rovi Corporation Amended 2008 Employee Stock Purchase Plan, shares of Common Stock are purchased at 85% of the lesser of the fair market value of such shares on the first day of the applicable Offering Period or on the last day of the respective Purchase Period. The Registrant has assumed the shares of Common Stock available for issuance under the listed plan pursuant to the Merger Agreement.
(6)	Shares of common stock outstanding under options issued and assumed under the TiVo Inc. Amended and Restated 1999 Equity Incentive Plan that are subsequently forfeited, terminated, or expire without the shares having been issued pursuant to the exercise of such options are recycled and returned to the share reserve of the TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan.
(7)	Upon the effectiveness of the TiVo Merger (as defined below), the TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan was renamed the TiVo Corporation Titan Equity Incentive Award Plan.

EXPLANATORY NOTE

TiVo Corporation (formerly known as Titan Technologies Corporation) (the “Registrant” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 28, 2016 with Rovi Corporation, a Delaware corporation (“Rovi”), TiVo Solutions Inc., a Delaware corporation (formerly known as TiVo Inc.) (“TiVo”), Nova Acquisition Sub, Inc., a Delaware corporation (“Rovi Merger Sub”), and Titan Acquisition Sub, Inc., a Delaware corporation (“TiVo Merger Sub”). Pursuant to the Merger Agreement, Registrant’s newly created wholly-owned subsidiary, Rovi Merger Sub, merged with and into Rovi (the “Rovi Merger”), and Registrant’s newly created wholly-owned subsidiary, TiVo Merger Sub, merged with and into TiVo (the “TiVo Merger”). As a result of the Rovi Merger and the TiVo Merger, each of Rovi and TiVo became wholly-owned subsidiaries of the Registrant. These mergers are referred to in this Registration Statement as the “Mergers.”

In connection with the Mergers, the Registrant assumed certain shares of common stock, and options and other equity awards to purchase common stock available and outstanding under the plans as set forth on the cover page hereto (the “Plans”).

The Registrant files this Registration Statement on Form S-8 relating to its shares of Common Stock issuable pursuant to the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Rovi, TiVo and the Registrant are incorporated by reference in this Registration Statement (other than information in listed documents that is deemed not to be filed):

(a)	The Registrant’s Current Report on Form 8-K filed with the Commission on September 8, 2016, including the description of Registrant’s Common Stock, par value $0.001 per share, contained therein;

(b)	Rovi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed February 11, 2016;

(c)	Rovi’s Quarterly Reports on Form 10-Q filed for fiscal quarter ended March 31, 2016 filed April 29, 2016, and fiscal quarter ended June 30, 2016 filed August 3, 2016;

(d)	Rovi’s Current Reports on Form 8-K filed on February 12, 2016, April 27, 2016, May 4, 2016, July 11, 2016, July 21, 2016, August 22, 2016, August 31, 2016 and September 2, 2016;

(e)	TiVo’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed March 23, 2016;

(f)	TiVo’s Quarterly Reports on Form 10-Q for fiscal quarter ended April 30, 2016 filed May 31, 2016, and fiscal quarter ended July 31, 2016 filed August 29, 2016; and

(g)	TiVo’s Current Reports on Form 8-K filed on March 2, 2016, March 30, 2016, April 29, 2016, the second Form 8-K filed April 29, 2016, May 4, 2016, July 11, 2016, July 13, 2016, July 20, 2016, August 11, 2016, August 17, 2016 and August 23, 2016.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The following summary is a description of the material terms of the Registrant’s capital stock as of the effective time of the Mergers, is subject in all respects to the applicable provisions of the Delaware General Corporation Law and is qualified in its entirety by reference to the Registrant’s certificate of incorporation, as amended, which is included as Exhibit 4.1 to this Registration Statement and the Registrant’s bylaws, which is included as Exhibit 4.2 to this Registration Statement. The Registrant’s Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws, as amended, require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the maximum extent permitted by Delaware law.

The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

In addition, the Company’s Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Each of the parties to the Merger Agreement agreed that all rights to exculpation, indemnification and advancement of expenses existing at the time of the Mergers in favor of the current or former directors, officers or employees, as the case may be, of TiVo, Rovi or their respective subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement with TiVo, Rovi or any of their respective subsidiaries will survive the Mergers and will continue in full force and effect. Further, the Merger Agreement provides that for a period of six years from the effective time of the Mergers, the Registrant will maintain in effect the exculpation, indemnification and advancement of expenses provisions of TiVo’s, Rovi’s, any TiVo subsidiary’s and any Rovi’s subsidiary’s certificates of incorporation and by-laws or similar organization documents or in any indemnification agreements of TiVo, Rovi or their respective subsidiaries with any of their respective directors, officers or employees, as in effect immediately prior to the effective time of the Mergers. In addition, the Registrant agreed not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the Mergers were current or former directors, officers or employees of TiVo, Rovi or any of their respective subsidiaries.

In addition, in the Merger Agreement each of the TiVo and Rovi agreed, to the fullest extent permitted under applicable law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable law), to the same extent that such persons are entitled to indemnification pursuant to the certificate of incorporation and by-laws of TiVo and Rovi as in effect prior to consummation of the Mergers, each current and former director, officer or employee of TiVo, Rovi or any of their respective subsidiaries and each person who served as a director, officer or employee at the request or for the benefit of TiVo or Rovi (each, an “Indemnified Party”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Indemnified Party’s capacity as a director, officer or employee of TiVo, Rovi or any of their respective subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of TiVo or Rovi, before the effective time of the Mergers (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of TiVo or Rovi). In the event of any Action the Registrant shall reasonably cooperate with the Indemnified Party in the defense of such Action.

In the Merger Agreement, TiVo agreed to obtain prior to the effective time fully-paid six-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of execution of the Merger Agreement by TiVo and its subsidiaries. The Registrant agreed to maintain the D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by TiVo.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Item No.	Description of Exhibits

4.1*	Amended and Restated Certificate of Incorporation of TiVo Corporation filed with the Secretary of State of Delaware on September 7, 2016 (filed as Exhibit 3.1 to Registrant’s Form 8-K filed on September 8, 2016)

4.2*	Amended and Restated Bylaws of TiVo Corporation effective as of September 7, 2016 (filed as Exhibit 3.2 to Registrant’s Form 8-K filed on September 8, 2016)

4.3*	Rovi Corporation 2000 Equity Incentive Plan (filed as Annex A to Rovi’s Schedule 14A filed on March 16, 2006)

4.4*	Rovi Corporation 2008 Equity Incentive Plan, as amended (filed as Exhibit 10.1 to Rovi’s Form 8-K filed on May 2, 2014)

4.5*	Rovi Corporation 2008 Employee Stock Purchase Plan (filed as Exhibit 10.02 to Rovi’s Form S-8 filed on July 23, 2008)

4.6*	TiVo Inc. Amended and Restated 1999 Equity Incentive Award Plan (filed as Exhibit 10.7 to TiVo’s Form 10-Q filed on September 9, 2005)

4.7	TiVo Inc. Amended and Restated 2008 Equity Incentive Plan (now named the “TiVo Corporation Titan Equity Incentive Award Plan”)

5.1	Opinion of Cooley LLP

23.1	Consent of Independent Registered Public Accounting Firm for Rovi Corporation

23.2	Consent of Independent Registered Public Accounting Firm for TiVo Inc.

23.3	Consent of Cooley LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (see signature page)

*	Previously filed and incorporated herein by reference thereto.

Item 9.	Undertakings

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, this 9th day of September, 2016.

TIVO CORPORATION

By:	/s/ Thomas Carson
Thomas Carson President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas Carson, Peter Halt and Pamela Sergeeff and each of them acting individually as his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas Carson Thomas Carson	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2016

/s/ Peter Halt Peter Halt	Chief Financial Officer (Principal Financial Officer)	September 9, 2016

/s/ Wesley Gutierrez Wesley Gutierrez	Chief Accounting Officer (Principal Accounting Officer)	September 9, 2016

/s/ Alan L. Earhart Alan L. Earhart	Director	September 9, 2016

/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	September 9, 2016

/s/ Jeffrey T. Hinson Jeffrey T. Hinson	Director	September 9, 2016

/s/ N. Steven Lucas N. Steven Lucas	Director	September 9, 2016

/s/ James E. Meyer James E. Meyer	Director	September 9, 2016

/s/ Daniel Moloney Daniel Moloney	Director	September 9, 2016

/s/ Raghavendra Rau Raghavendra Rau	Director	September 9, 2016

/s/ Glenn W. Welling Glenn W. Welling	Director	September 9, 2016

INDEX TO EXHIBITS

Item No.	Description of Exhibits

4.1*	Amended and Restated Certificate of Incorporation of TiVo Corporation filed with the Secretary of State of Delaware on September 7, 2016 (filed as Exhibit 3.1 to Registrant’s Form 8-K filed on September 8, 2016)

4.2*	Amended and Restated Bylaws of TiVo Corporation effective as of September 7, 2016 (filed as Exhibit 3.2 to Registrant’s Form 8-K filed on September 8, 2016)

4.3*	Rovi Corporation 2000 Equity Incentive Plan (filed as Annex A to Rovi’s Schedule 14A filed on March 16, 2006)

4.4*	Rovi Corporation 2008 Equity Incentive Plan, as amended (filed as Exhibit 10.1 to Rovi’s Form 8-K filed on May 2, 2014)

4.5*	Rovi Corporation 2008 Employee Stock Purchase Plan (filed as Exhibit 10.02 to Rovi’s Form S-8 filed on July 23, 2008)

4.6*	TiVo Inc. Amended and Restated 1999 Equity Incentive Award Plan (filed as Exhibit 10.7 to TiVo’s Form 10-Q filed on September 9, 2005)

4.7	TiVo Inc. Amended and Restated 2008 Equity Incentive Plan (now named the “TiVo Corporation Titan Equity Incentive Award Plan”)

5.1	Opinion of Cooley LLP

23.1	Consent of Independent Registered Public Accounting Firm for Rovi Corporation

23.2	Consent of Independent Registered Public Accounting Firm for TiVo Inc.

23.3	Consent of Cooley LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (see signature page)

*	Previously filed and incorporated herein by reference thereto.